                                                                     EXHIBIT 2.1

                                                              EXECUTION ORIGINAL





                          AGREEMENT AND PLAN OF MERGER


                                between and among


                                VIEWLOCITY, INC.

                            NXSTP ACQUISITION CORP.,

                                  NEXSTEP INC.,

                             L. MICHAEL HANDLEY AND

                                 MOHAMED Y. AMER









                             AS OF JANUARY 21, 2000

                                TABLE OF CONTENTS


                                                                                                           PAGE

ARTICLE 1.  THE MERGER.........................................................................................   2

      SECTION 1.1.   SURVIVING CORPORATION.....................................................................   2
                     ---------------------
      SECTION 1.2.   CERTIFICATE OF INCORPORATION..............................................................   2
                     ----------------------------
      SECTION 1.3.   BYLAWS....................................................................................   2
                     ------
      SECTION 1.4.   DIRECTORS.................................................................................   2
                     ---------
      SECTION 1.5.   EFFECTIVE TIME............................................................................   2
                     --------------

ARTICLE 2.  CONVERSION OF SHARES...............................................................................   2

      SECTION 2.1.   NEXSTEP STOCK.............................................................................   2
                     -------------
      SECTION 2.2.   FRACTIONAL SHARES.........................................................................   3
                     -----------------
      SECTION 2.3.   DELIVERY AND ESCROW OF VIEWLOCITY COMMON STOCK............................................   3
                     ----------------------------------------------
      SECTION 2.4.   EXCHANGE OF NEXSTEP STOCK.................................................................   4
                     -------------------------
      SECTION 2.5.   TAX-DEFERRED REORGANIZATION...............................................................   4
                     ---------------------------

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES  OF NEXSTEP AND THE SHAREHOLDERS....................................   5

      SECTION 3.1.   ORGANIZATION..............................................................................   5
                     ------------
      SECTION 3.2.   AUTHORIZATION.............................................................................   5
                     -------------
      SECTION 3.3.   ABSENCE OF RESTRICTIONS AND CONFLICTS; CONSENTS...........................................   5
                     -----------------------------------------------
      SECTION 3.4.   CAPITALIZATION; OWNERSHIP OF NEXSTEP STOCK; SUBSIDIARIES..................................   6
                     --------------------------------------------------------
      SECTION 3.5.   NEXSTEP FINANCIAL STATEMENTS..............................................................   7
                     ----------------------------
      SECTION 3.6.   ABSENCE OF CERTAIN CHANGES................................................................   7
                     --------------------------
      SECTION 3.7.   EMPLOYEES.................................................................................   8
                     ---------
      SECTION 3.8.   LEGAL PROCEEDINGS.........................................................................   9
                     -----------------
      SECTION 3.9.   COMPLIANCE WITH LAW.......................................................................   9
                     -------------------
      SECTION 3.10.  MATERIAL AGREEMENTS.......................................................................   9
                     -------------------
      SECTION 3.11.  TAX RETURNS; TAXES........................................................................   9
                     ------------------
      SECTION 3.12.  NEXSTEP EMPLOYEE BENEFIT PLANS............................................................  10
                     ------------------------------
      SECTION 3.13.  LABOR RELATIONS...........................................................................  10
                     ---------------
      SECTION 3.14.   INSURANCE................................................................................  10
                      ---------
      SECTION 3.15.  TITLE TO AND CONDITION OF PROPERTIES......................................................  11
                     ------------------------------------
      SECTION 3.16.  TRANSACTIONS WITH AFFILIATES.  NEITHER T..................................................  11
                     ----------------------------
      SECTION 3.17.  BROKERS, FINDERS AND INVESTMENT BANKERS...................................................  11
                     ---------------------------------------
      SECTION 3.18.  DISCLOSURE................................................................................  11
                     ----------

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF VIEWLOCITY AND MERGER SUB........................................  13

      SECTION 4.1.   ORGANIZATION..............................................................................  13
                     ------------
      SECTION 4.2.   AUTHORIZATION.............................................................................  14
                     -------------
      SECTION 4.3.   ABSENCE OF RESTRICTIONS AND CONFLICTS.....................................................  14
                     -------------------------------------
      SECTION 4.4.   CAPITALIZATION OF VIEWLOCITY..............................................................  14
                     ----------------------------
      SECTION 4.5.   BROKERS, FINDERS AND INVESTMENT BANKERS...................................................  15
                     ---------------------------------------
      SECTION 4.6.   VIEWLOCITY FINANCIAL STATEMENTS; CHANGES..................................................  15
                     ----------------------------------------
      SECTION 4.7.   LEGAL PROCEEDINGS.........................................................................  16
                     -----------------
      SECTION 4.8.   TRANSACTIONS WITH AFFILIATES..............................................................  16
                     ----------------------------
      SECTION 4.9.   DISCLOSURE................................................................................  16
                     ----------

ARTICLE 5.  OTHER MATTERS......................................................................................  17

      SECTION 5.1.   EMPLOYMENT AGREEMENTS.....................................................................  17
                     ---------------------
      SECTION 5.2.   STOCKHOLDER NON-COMPETITION AGREEMENTS....................................................  17
                     --------------------------------------



                                                                                                           PAGE

      SECTION 5.3.   NON-DISCLOSURE AND NON-SOLICITATION AGREEMENTS............................................  17
                     ----------------------------------------------
      SECTION 5.4.   TERMINATION OF NEXSTEP EMPLOYMENT AGREEMENTS..............................................  17
                     --------------------------------------------
      SECTION 5.5.   OPTION PLAN PARTICIPATION.................................................................  17
                     -------------------------
      SECTION 5.6.   POST-CLOSING COVENANTS....................................................................  17
                     ----------------------

ARTICLE 6.  CLOSING............................................................................................  19

      SECTION 6.1.   CLOSING DATE..............................................................................  19
                     ------------
      SECTION 6.2.   DELIVERIES BY THE SHAREHOLDERS............................................................  19
                     ------------------------------
      SECTION 6.3.   DELIVERIES BY VIEWLOCITY AND THE SURVIVING CORPORATION....................................  19
                     ------------------------------------------------------
      SECTION 6.4.   OTHER DELIVERIES..........................................................................  20
                     ----------------

ARTICLE 7.  INDEMNIFICATION....................................................................................  21

      SECTION 7.1.   DEFINITIONS...............................................................................  21
      SECTION 7.2.   AGREEMENT OF NEXSTEP INDEMNITOR TO INDEMNIFY..............................................  22
                     --------------------------------------------
      SECTION 7.3.   AGREEMENT OF VIEWLOCITY INDEMNITORS TO INDEMNIFY..........................................  22
                     ------------------------------------------------
      SECTION 7.4.   PROCEDURES FOR INDEMNIFICATION............................................................  23
                     ------------------------------
      SECTION 7.5.   THIRD PARTY CLAIMS........................................................................  24
                     ------------------
      SECTION 7.6.   OTHER RIGHTS AND REMEDIES NOT AFFECTED; EXCEPTION.........................................  25
                     -------------------------------------------------
      SECTION 7.7.   SURVIVAL..................................................................................  25
                     --------
      SECTION 7.8.   TIME LIMITATIONS..........................................................................  26
                     ----------------
      SECTION 7.9.   LIMITATIONS AS TO AMOUNT PAYABLE BY THE NEXSTEP INDEMNITORS...............................  26
                     -----------------------------------------------------------
      SECTION 7.10.  LIMITATIONS AS TO AMOUNT PAYABLE BY VIEWLOCITY INDEMNITORS................................  26
                     ----------------------------------------------------------
      SECTION 7.11.  PAYMENT...................................................................................  27
                     -------
      SECTION 7.12.  BINDING ARBITRATION/ATTORNEY FEES.........................................................  27
                     ---------------------------------

ARTICLE 8.  MISCELLANEOUS PROVISIONS...........................................................................  27

      SECTION 8.1.   NOTICES...................................................................................  27
                     -------
      SECTION 8.2.   DISCLOSURE SCHEDULE AND EXHIBITS..........................................................  28
                     --------------------------------
      SECTION 8.3.   ASSIGNMENT; SUCCESSORS IN INTEREST........................................................  28
                     ----------------------------------
      SECTION 8.4.   CAPTIONS..................................................................................  29
                     --------
      SECTION 8.5.   CONTROLLING LAW; JURISDICTION; INTEGRATION; AMENDMENT.....................................  29
                     -----------------------------------------------------
      SECTION 8.6.   CONSENT TO JURISDICTION...................................................................  29
                     -----------------------
      SECTION 8.7.   KNOWLEDGE.................................................................................  29
                     ---------
      SECTION 8.8.   SEVERABILITY..............................................................................  29
                     ------------
      SECTION 8.9.   WAIVER....................................................................................  30
                     ------
      SECTION 8.10.  FEES AND EXPENSES.........................................................................  30
                     -----------------
      SECTION 8.11.  COUNTERPARTS..............................................................................  30
                     ------------


                                    EXHIBITS:
Exhibit 2.1.1(a)    Allocation of Merger Consideration
Exhibit 2.1.1(b)    Form of Stock Restriction Agreement
Exhibit 2.3         Escrow Agreement
Exhibit 3           Nexstep Disclosure Schedule
Exhibit 4           Viewlocity Disclosure Schedule
Exhibit 5.1         Form of Executive Employment Agreement
Exhibit 5.2         Form of Stockholder Non Competition Agreement
Exhibit 5.3         Form of Restrictive Covenants Agreement
Exhibit 6.4(v)      Form of Legal Opinion
Exhibit 6.4(vi)     Form of Agreement Terminating Employment Agreement

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER dated as of January 21, 2000 (the "AGREEMENT"), is by and among VIEWLOCITY, INC., a Delaware corporation ("VIEWLOCITY"), NXSTP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of VIEWLOCITY ("MERGER SUB"), NEXSTEP INC., a Delaware corporation ("Nexstep"), L. MICHAEL HANDLEY, an individual resident of the State of Texas ("HANDLEY"), and MOHAMED Y. AMER an individual resident of the State of California, ("AMER")(HANDLEY and AMER are collectively referred to herein as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, the parties hereto have determined it to be in their respective best interests to combine the businesses of Viewlocity and Nexstep; and

         WHEREAS, the parties hereto desire to set forth their agreement with respect to the combination of Viewlocity and Nexstep and to consummate such transaction on the terms hereof; and

         WHEREAS, the respective Boards of Directors of Viewlocity, Merger Sub and Nexstep each have approved this Agreement and the merger (the "MERGER") of Nexstep with and into Merger Sub upon the terms and conditions contained herein and in accordance with the Corporation Law of the State of Delaware ("DGCL"); and

         WHEREAS, Viewlocity, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated hereby, pursuant to action taken by written consent in accordance with the requirements of the DGCL and the Certificate of Incorporation and the Bylaws of Merger Sub; and

         WHEREAS, the Board of Directors of Nexstep and the Shareholders have approved this Agreement, the Merger and the transactions contemplated hereby, pursuant to actions taken by written consent in accordance with the requirements of the DGCL and the Certificate of Incorporation (and all amendments thereto) and the Bylaws of Nexstep;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged conclusively, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1.

                                   THE MERGER

         SECTION 1.1. SURVIVING CORPORATION. Subject to the provisions of this Agreement and the DGCL, at the Effective Time (as hereinafter defined), Nexstep shall be merged with and into Merger Sub and the separate corporate existence of Nexstep shall cease. Merger Sub shall be the surviving corporation in the Merger (hereinafter sometimes called the "SURVIVING CORPORATION") and shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the DGCL.

         SECTION 1.2. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub, as amended to change the name of Merger Sub to that of Nexstep at the Closing, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the DGCL.

         SECTION 1.3. BYLAWS. The Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with their terms and the DGCL.

         SECTION 1.4. DIRECTORS. The directors of the Surviving Corporation shall consist of the directors of Merger Sub immediately prior to the Effective Time, and all of such directors shall hold office until their respective successors are duly elected and qualified.

         SECTION 1.5. EFFECTIVE TIME. The parties hereto shall cause a Certificate of Merger meeting the requirements of the DGCL (the "CERTIFICATE OF MERGER") to be properly executed and filed on the Closing Date (as hereinafter defined) with the Secretary of State of the State of Delaware. The Merger shall become effective as of the filing of a properly executed Certificate of Merger. The date and time when the Merger becomes effective is herein referred to as the effective time (the "EFFECTIVE TIME").

                                   ARTICLE 2.

                              CONVERSION OF SHARES

         SECTION 2.1. NEXSTEP STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  2.1.1. (a) Subject to Sections 2.2 and 2.3, all of the shares of the common stock of Nexstep ("NEXSTEP STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) an aggregate of 2,002,000 shares (the "VIEWLOCITY SHARES") of Viewlocity Common Stock, $0.01 par value per share (the "VIEWLOCITY COMMON STOCK"), which the parties acknowledge and agree has a value of $2.94 per share as of the date of this Agreement, and (ii) an aggregate of $3,411,200 in cash less an amount determined at or prior to the Closing by mutual agreement between Viewlocity and the Shareholders which is reflected on an amended EXHIBIT 2.1.1.(a) and which is required for satisfaction of any obligations or loans owed by Nexstep to either Viewlocity or any other creditor of Nexstep (the "CASH CONSIDERATION") (the Viewlocity Common Stock and the Cash Consideration are collectively referred to herein as the "MERGER CONSIDERATION"). The Merger Consideration shall be allocated among the Shareholders as set forth in EXHIBIT 2.1.1(a).

                  (b) The Shareholders hereby acknowledge and agree that the Viewlocity Shares shall be subject to certain restrictions on sale, transfer or other disposition, and the Shareholders shall execute and deliver at Closing a Stock Restriction Agreement ("Stock Restriction Agreement") in the form attached hereto as EXHIBIT 2.1.1(b).

                  2.1.2. Each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger, all of which shares shall be issued to Viewlocity and shall thereafter constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  2.1.3. Each share of Nexstep Stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of Nexstep, if any, shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

                  2.1.4. Each warrant, stock option or other right, if any, to purchase shares of Nexstep Stock issued and outstanding immediately prior to the Effective Time shall be cancelled (whether or not such warrant, option or other right is then exercisable).

         SECTION 2.2. FRACTIONAL SHARES. No scrip or fractional shares of Viewlocity Common Stock shall be issued pursuant to this Agreement. In lieu thereof, if the Shareholder would otherwise have been entitled to a fractional share of Viewlocity Common Stock hereunder, then the Shareholder shall be entitled, after the later of (a) the Effective Time or (b) the surrender of its Certificate(s) (as hereinafter defined) that represent such shares of Nexstep Stock, to receive from Viewlocity an amount in cash in lieu of such fractional share.

         SECTION 2.3. DELIVERY AND ESCROW OF VIEWLOCITY COMMON STOCK. At the Closing (a) 1,001,000 shares of Viewlocity Common Stock shall be issued and delivered directly to the Shareholders ("Closing Shares"); and (b) 1,001,000 shares of Viewlocity Common Stock shall be issued in the names of the Shareholders and the Shareholders shall cause such shares (the "Escrowed Shares") to be deposited with an independent escrow agent ("Escrow Agent") for the benefit of the Shareholders pursuant to an escrow agreement substantially in the form attached hereto as EXHIBIT 2.3 ("Escrow Agreement"). The Escrowed Shares shall be available, on the terms and conditions set forth in the Escrow Agreement, to satisfy the Shareholders' indemnity obligations as set forth in
Article 7 of this Agreement, and shall be released to the Shareholders over a period of twenty-seven (27) months following the Closing Date, pursuant to the terms of the Escrow Agreement.

         SECTION 2.4. EXCHANGE OF NEXSTEP STOCK.

                  2.4.1. From and after the Effective Time, upon surrender of a certificate or certificates which immediately prior thereto represented outstanding shares of Nexstep Stock duly endorsed in blank (the "CERTIFICATE" or "CERTIFICATES"), the Certificate or Certificates so surrendered shall forthwith be canceled, and the Shareholders thereafter shall be entitled to receive the Merger Consideration in accordance with Sections 2.1 and 2.2 hereof, subject to
Section 2.3. No interest shall be paid or accrued on the cash payable upon the surrender of any Certificate. No portion of the consideration to be received pursuant to Sections 2.1 and 2.2 upon exchange of a Certificate (whether a certificate representing shares of Viewlocity Stock or by check or wire transfer representing any Cash Consideration payable hereunder) may be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered. If all payments in respect of shares of Nexstep are made in accordance with the terms hereof, such payments shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

                  2.4.2. In the case of any lost, mislaid, stolen or destroyed Certificate, the Shareholder may be required, as a condition precedent to delivery to the Shareholder of the consideration described in Sections 2.1 and 2.2, to deliver to Viewlocity a bond in such reasonable sum or a satisfactory indemnity agreement as Viewlocity may direct as indemnity against any claim that may be made against Viewlocity or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

                  2.4.3. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Nexstep Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in Sections 2.1 and 2.2, subject to Section 2.3.

          SECTION 2.5. TAX-DEFERRED REORGANIZATION. The parties hereto intend that the Merger shall constitute a tax-deferred reorganization under U.S. Internal Revenue Code ("CODE") Section 368(a). All parties covenant to report on their applicable federal and state tax returns the Merger and the consequences of the Merger consistently with the foregoing.

                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES
                         OF NEXSTEP AND THE SHAREHOLDERS

         With such exceptions as may be set forth in a schedule (the "NEXSTEP DISCLOSURE SCHEDULE") delivered by Nexstep to Viewlocity prior to the execution hereof, and attached hereto as EXHIBIT 3, Nexstep and the Shareholders, jointly and severally, hereby represent and warrant to Viewlocity as follows:

         SECTION 3.1. ORGANIZATION. Nexstep is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Nexstep is duly qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on its assets, liabilities, results of operations, financial condition, business or prospects. Nexstep has heretofore made available to Viewlocity accurate and complete copies of its Certificate of Incorporation (as amended) and Bylaws, as currently in effect, and has made available to Viewlocity its respective minute books and stock records. The Nexstep Disclosure Schedule contains a true and correct list of the jurisdictions in which Nexstep is qualified to do business as a foreign corporation.

         SECTION 3.2. AUTHORIZATION. Nexstep has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Nexstep and the performance by Nexstep of its obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on its part. The Board of Directors of Nexstep has approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. The Shareholders have approved this Agreement, the Merger and the transactions contemplated hereby in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Nexstep. This Agreement has been duly executed and delivered by Nexstep and the Shareholders and constitutes the valid and binding agreement of Nexstep and the Shareholders, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         SECTION 3.3. ABSENCE OF RESTRICTIONS AND CONFLICTS; CONSENTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under (i) any term or provision of the Certificate of Incorporation or Bylaws of Nexstep, (ii) any Nexstep Material Agreements (as hereinafter defined), (iii) any judgment, decree or order of any court or governmental authority or agency to which Nexstep or Shareholders are a party or by which Nexstep or any of Nexstep's properties is bound, or (iv) any statute, law, regulation or rule applicable to Nexstep, so as to have in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Nexstep. Except for the filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to Nexstep or the Shareholders is required in connection with the execution, delivery or performance of this Agreement by Nexstep or the Shareholders or the consummation of the transactions contemplated by this Agreement by Nexstep, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Nexstep. The Nexstep Disclosure Schedule contains a complete list of all Material Agreements requiring the consent of any party thereto to any of the transactions contemplated hereby.

         SECTION 3.4. CAPITALIZATION; OWNERSHIP OF NEXSTEP STOCK; SUBSIDIARIES.

                  3.4.1. CAPITALIZATION. The authorized capital stock of Nexstep consists of 1,500 shares of common stock, without par value. As of the date hereof, there are 1,500 shares of Nexstep Stock issued and outstanding. Each share of capital stock of Nexstep which is outstanding as of the date hereof is duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights. Except as set forth in the Nexstep Disclosure Schedule, there are no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating Nexstep to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of Nexstep or obligating Nexstep to grant, extend or enter into any such agreement or commitment. The Nexstep Disclosure Schedule contains a complete list of each agreement, written or verbal, by or among Nexstep, its shareholders and any other party which in any manner relates to the capital stock of or other securities of Nexstep. Immediately upon the Closing of the transactions contemplated hereby, there shall be no subscriptions, options, convertible securities, calls, rights, warrants or other agreements, claims or commitments of any nature whatsoever obligating either Nexstep (or Merger Sub as the successor to Nexstep) to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered or sold, additional shares of the capital stock or other securities of either Nexstep (or Merger Sub as the successor to Nexstep), or obligating Merger Sub (as the successor to Nexstep) to grant, extend or enter into any such agreement or commitment.

                  3.4.2. OWNERSHIP. Except as set forth in the Nexstep Disclosure Schedule, the Shareholders are the record and beneficial owner of all shares of Nexstep Stock to be exchanged pursuant to Section 2.4, and own all such shares free and clear of any liens, claims, options, charges, encumbrances or rights of others.

         3.4.3. NEXSTEP SUBSIDIARIES. Nexstep does not own, nor has it ever owned, any subsidiary.

         SECTION 3.5. NEXSTEP FINANCIAL STATEMENTS. Nexstep has made available to Viewlocity the unaudited balance sheet of Nexstep as of December 31, 1999 (the "Nexstep Balance Sheet") and the related unaudited statements of income for the twelve month period ended December 31, 1999 (together with the Nexstep Balance Sheet, the "Nexstep Financial Statements"). The books and records of Nexstep are maintained on an accrual basis and the Nexstep Financial Statements have been prepared from, and are in accordance with, the books and records of Nexstep and present fairly the financial position and results of operations of Nexstep as of the date and for the period indicated. Nexstep has no liability or obligation of any nature whatsoever, whether accrued, absolute, contingent or otherwise, required by generally accepted accounting principles to be reflected in the Nexstep Balance Sheet other than (x) current liabilities and obligations which are recurring in nature and not overdue on their terms and (y) liabilities and obligations reflected and adequately provided for in the Nexstep Balance Sheet. The Nexstep Disclosure Schedule sets forth a true and complete list of all loss contingencies (within the meaning of Statement of Financial Accounting Standards No. 5) of Nexstep.

         SECTION 3.6. ABSENCE OF CERTAIN CHANGES.

                  3.6.1. CERTAIN FINANCIAL MATTERS; PROPERTY; DIVIDENDS. Since the date of the Nexstep Balance Sheet, there has not been (i) any material adverse change in the assets, liabilities, results of operations, financial condition, business or prospects of Nexstep, (ii) any damage, destruction, loss or casualty to property or assets of Nexstep, whether or not covered by insurance, which property or assets are material to its operations or business,
(iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the capital stock of Nexstep, or any redemption or other acquisition by Nexstep of any of the capital stock of Nexstep or any split, combination or reclassification of shares of capital stock declared or made by Nexstep, or (iv) any agreement to do any of the foregoing.

                  3.6.2. OTHER CHANGES. Since the date of the Nexstep Balance Sheet, there have not been (i) any material assets mortgaged, pledged or made subject to any lien, charge or other encumbrance, (ii) any material liability or obligation (absolute, accrued or contingent) incurred or any material bad debt, contingency or other reserve increase suffered, except, in each such case, in the ordinary course of business and consistent with past practice, (iii) any material claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of claims, liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Nexstep Balance Sheet, (iv) any material guarantees, checks, notes or accounts receivable written off as uncollectible, except write-offs in the ordinary course of business and consistent with past practice, (v) any material write down of the value of any asset or investment on Nexstep's books or records, except for depreciation and amortization taken in the ordinary course of business and consistent with past practice, (vi) any cancellation of any material debts or waiver of any material claims or rights of substantial value, or sale, transfer or other disposition of any material properties or assets (real, personal or mixed, tangible or intangible) of substantial value, except, in each such case, in transactions in the ordinary course of business and consistent with past practice and which in any event do not exceed $10,000 in the aggregate, (vii) any single capital expenditure or commitment in excess of $5,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $5,000 for additions to property or equipment, (viii) any material transactions (other than transactions contemplated hereby) entered into other than in the ordinary course of business, (ix) any agreements to do any of the foregoing, or (x) any other events, developments or conditions of any character that have had or are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition business or prospects of Nexstep.

         SECTION 3.7. EMPLOYEES. Set forth in the Nexstep Disclosure Schedule is a complete and accurate list of each current employee of Nexstep, the job title of each such employee, the current annual salary and bonus paid to such employee or which such employee may be entitled to receive (other than as contemplated in this Agreement), and a designation of which employees are Key Employees (as hereinafter defined). Except as otherwise expressly provided in this Section 3.7, to the knowledge of Nexstep and the Shareholders, no employee of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency that would conflict with such employee's obligation to use his best efforts to promote the interests of Nexstep or that would conflict with Nexstep's business as conducted or as proposed to be conducted. Except as otherwise expressly provided in this Section 3.7, to the knowledge of Nexstep and the Shareholders, neither the execution nor delivery of this Agreement, nor the carrying on of Nexstep's business by the employees of Nexstep, nor the conduct of Nexstep's business as currently proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except as otherwise expressly provided in this Section 3.7, to the knowledge of Nexstep and the Shareholders, no employee or consultant of Nexstep is in violation of any term of any employment contract, proprietary information and inventions agreement, noncompetition agreement or any other contract or agreement relating to the relationship of any such employee or consultant with Nexstep. To the knowledge of Nexstep and the Shareholders, no officer of Nexstep nor any Key Employee (as hereinafter defined) has any present intention of terminating his or her employment with Nexstep. The representations and warranties contained in this Section 3.7 do not apply to Donald Wicklegren, Ajay Patel, Charles Grissom or Dan Bamajian.

         For purposes of this Agreement, "Key Employee" shall mean and include the president, chief executive officer, chief financial officer, chief operating officer, chief technology officer, chief marketing officer, or any other individual who performs a significant role in the development or marketing of the Company's products or services, or who otherwise contributes to the operations of the Company in a significant manner and whose skills would be difficult or impossible to replace.

         SECTION 3.8. LEGAL PROCEEDINGS. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Nexstep, threatened against, relating to or involving Nexstep (or any of its officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Nexstep.

         SECTION 3.9. COMPLIANCE WITH LAW. Nexstep has all material authorizations, approvals, licenses and orders of and from all governmental and regulatory officers and bodies necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, and Nexstep has been and is in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision thereof.

         SECTION 3.10. MATERIAL AGREEMENTS. The Nexstep Disclosure Schedule contains a complete list of all of the following material agreements to which Nexstep is a party: (a) all contracts, agreements and instruments that involve a commitment by Nexstep in excess of $10,000; (b) all stock purchase agreements;
(c) all loan, lease or debt agreements in excess of $10,000; (d) all employment agreements; (e) all licenses of any patent, trade secret or other proprietary right to or from Nexstep; (f) any existing or currently effective plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing or the like; and (g) any other existing or currently effective agreement, contract or commitment that is material to Nexstep (collectively, the "Material Agreements"). All the Material Agreements are valid and binding obligations of Nexstep, in full force and effect in all material respects. Nexstep is not in default and is not aware of any default by another party, either pending or threatened, with respect to the Material Agreements.

         SECTION 3.11. TAX RETURNS; TAXES. Nexstep has duly filed all federal, state, local and foreign tax returns required to be filed by it prior to the Closing Date and has duly paid or made adequate provision for the payment of all taxes which are due and payable by Nexstep prior to the Closing Date pursuant to such returns or pursuant to any assessment with respect to taxes in such jurisdictions, whether or not in connection with such returns, except for incidental interest and penalties which may be due and payable, but which are not material in amount. The liability for taxes reflected in the Financial Statements is sufficient for the payment of all unpaid taxes, whether or not disputed, that are accrued or applicable for the period ended December 31, 1999, and for all years and periods ended prior thereto. All deficiencies asserted against Nexstep as a result of any examinations by the U.S. Internal Revenue Service ("IRS") or any other taxing authority have been paid, fully settled or adequately provided for in the Nexstep Balance Sheet. There are no pending claims asserted for taxes of Nexstep or outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of Nexstep for any period. Nexstep has made available to Viewlocity true, complete and correct copies of its federal income tax returns filed for each taxable year since its incorporation on June 3, 1998 and made available such other tax returns requested by Viewlocity.

         SECTION 3.12. NEXSTEP EMPLOYEE BENEFIT PLANS. The Nexstep Disclosure Schedule sets forth a true, correct and complete list of all "employee benefit plans" as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Benefit Plans") covering the employees of Nexstep. Each Benefit Plan is in compliance in all material respects with all applicable provisions of law, including ERISA and the Code. There are no pending or, to Nexstep's or the Stockholders' knowledge, threatened claims against any Benefit Plan (except for claims for benefits payable in the normal operation of the Benefit Plans) that could give rise to any material liability to Nexstep. All reports, notices and returns required to be filed with any governmental agency or provided to any person or entity with respect to the Benefit Plans have been timely filed. Nexstep has never had and does not now have any Benefit Plan that is an employee pension plan (as defined in Section 3(2) of ERISA) nor does Nexstep contribute to any multiemployer pension or multiemployer welfare benefit plan (within the meaning of Section 3(37) of ERISA).

         SECTION 3.13. LABOR RELATIONS. There are no agreements with or pending petitions for recognition of any labor union or association as the exclusive bargaining agent for any or all of the employees of Nexstep and no such petition has been pending at any time during the two years prior to the date hereof. To Nexstep's or the Stockholders' knowledge, there has not been any organizing effort by any union or other group seeking to represent any employees of Nexstep as its exclusive bargaining agent at any time during the two years prior to the date hereof. There are no labor strikes, work stoppages or other labor disputes now pending or to the knowledge of Nexstep and the Stockholders, threatened against the Company, nor has there been any such labor strike, work stoppage or other labor dispute or grievance at any time during the two years prior to the date hereof.

         SECTION 3.14. INSURANCE. The Nexstep Disclosure Schedule sets forth a true, correct and complete list of all insurance policies or binders of insurance or programs of self-insurance which relate to the business of Nexstep as of the date hereof. The coverage under each such policy and binder is in full force and effect. Neither Nexstep nor the Shareholders have knowledge of nor has Nexstep nor the Shareholders received any notice of cancellation, termination, nonrenewal or disallowance of any claim thereunder or with respect thereto. Neither Nexstep nor the Shareholders have knowledge of any claim against Nexstep relating to its business, assets, properties or operations which could increase the insurance premiums payable by Nexstep under such policy or binder in excess of normal increases consistent with industry practices.

         SECTION 3.15. TITLE TO AND CONDITION OF PROPERTIES.

                  3.15.1. TITLE. Nexstep has good and valid title to or valid leasehold interests in its properties reflected in the Nexstep Balance Sheet or acquired after the date thereof (other than properties sold or otherwise disposed of in the ordinary course of business), and all of such properties are held free and clear of all title defects, liens, encumbrances and restrictions, except, with respect to all such properties, (a) mortgages and liens securing debt reflected as liabilities on the Nexstep Balance Sheet, and (b)(i) liens for current taxes and assessments not in default, (ii) mechanics', carriers', workmen's, materialmen's, repairmen's, statutory or common law liens either not delinquent or being contested in good faith, and (iii) encumbrances, covenants, rights of way, building or use restrictions, easements, exceptions, variances, reservations and other similar matters or limitations, if any, which do not have a material adverse effect on Nexstep's use of the property affected. Notwithstanding the immediately preceding sentence, Nexstep makes no representation or warranty in this Section 3.12 or otherwise regarding the validity of title to any such properties in which Nexstep has only a leasehold interest.

                  3.15.2. CONDITION OF PROPERTY. All personal property owned by Nexstep or held by Nexstep pursuant to personal property leases that is material to the conduct of Nexstep's business (i) is in good operating condition and repair, subject only to ordinary wear and tear, (ii) has been operated, serviced and maintained properly within the recommendations and requirements of the manufacturers thereof, and (iii) is suitable and appropriate for the use thereof made and proposed to be made by Nexstep in its business and operations.

         SECTION 3.16. TRANSACTIONS WITH AFFILIATES. Neither the Shareholders nor any director or officer of Nexstep, or any person with whom the Shareholders or any director or officer has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by all such persons) has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of, Nexstep; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Nexstep; or (c) any property (real, personal or mixed, tangible or intangible), used, or currently intended to be used in, the business or operations of Nexstep.

         SECTION 3.17. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Nexstep nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

         SECTION 3.18. DISCLOSURE. No representation or warranty made by Nexstep or the Shareholders in this Agreement, the Nexstep Disclosure Schedule or any Exhibit attached hereto contains an untrue statement of a material fact. Except as set forth herein or in the Nexstep Disclosure Schedule, neither Nexstep nor the Shareholders know of any fact or circumstance which is reasonably likely to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Nexstep.

                                   ARTICLE 3A.

                             SHAREHOLDER INVESTMENT
                         REPRESENTATIONS AND WARRANTIES


         Each Shareholder hereby severally, and not jointly, represents, warrants, covenants and agrees that:

                  (1) Such Shareholder is acquiring the Viewlocity Common Stock to be issued in connection herewith for investment for an indefinite period, not with a view to the sale or distribution of any part of all thereof by public or private sale or disposition.

                  (2) Such Shareholder has been advised that the Viewlocity Common Stock has not been registered under the Securities Act or registered or qualified under any other securities law, on the ground, among others, that no distribution or public offering of the Viewlocity Common Stock is to be effected and the Viewlocity Common Stock will be issued by Viewlocity in connection with a transaction that does not involve any public offering within the meaning of
Section 4(2) of the Securities Act, or the rules and regulations of the Securities and Exchange Commission and under comparable exemption provisions of the securities laws, rules and regulations of other jurisdictions. Such Shareholder understands that Viewlocity is relying in part on the such Shareholder's representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Shareholder's representations, such Shareholder has in mind merely acquiring Viewlocity Common Stock for resale on the occurrence or non-occurrence of some predetermined event. Such Shareholder has no such intention.

                  (3) Such Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Viewlocity Common Stock and has the capacity to protect his own interest in connection with his proposed acquisition of the Viewlocity Common Stock. Such Shareholder is an "Accredited Investor" as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT").

                  (4) Such Shareholder acknowledges that he has been furnished with such financial and other information concerning Viewlocity as he considers necessary in connection with his acquisition of the Viewlocity Common Stock. Such Shareholder has carefully reviewed such information and is thoroughly familiar with the proposed business, operations, properties and financial condition of Viewlocity and has discussed with representatives of Viewlocity questions relating to the acquisition he may have. Such Shareholder understands: (i) the risks involved in this offering, including the speculative nature of the investment; (ii) the financial hazards involved in this offering, including the risk of losing the Shareholder's entire investment; (iii) the lack of liquidity and restrictions on transfers of the Viewlocity Common Stock; and
(iv) the tax consequences of this investment. Such Shareholder has consulted with his own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by such Shareholder in the Viewlocity Common Stock and the merits and risks of an investment in the Viewlocity Common Stock. In determining to proceed with the transactions contemplated hereby, such Shareholder has relied solely on the results of his own independent investigation with respect to Viewlocity and the Viewlocity Common Stock.

                  (5) Such Shareholder understands that the Viewlocity Common Stock will be "restricted securities" as the term is defined in Rule 144 under the Securities Act, that the Viewlocity Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act and qualified under any other applicable securities law or exemption from such registration and qualification are available. Such Shareholder understands that Viewlocity is under no obligation to register or qualify the Viewlocity Common Stock under the Securities Act, or any other securities law.

                  (6) This Agreement constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).



                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES
                          OF VIEWLOCITY AND MERGER SUB

         With such exceptions as may be set forth in a letter (the "VIEWLOCITY DISCLOSURE SCHEDULE") delivered by Viewlocity and Merger Sub to Nexstep prior to the execution hereof, and attached hereto as EXHIBIT 4, Viewlocity and Merger Sub, jointly and severally, hereby represent and warrant to Nexstep and the Shareholder as follows:

         SECTION 4.1. ORGANIZATION. Each of Viewlocity and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Viewlocity and Merger Sub have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Viewlocity and Merger Sub is duly qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction where the character of its activities requires such qualification, except where the failure to so qualify would not have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Viewlocity, Merger Sub or their respective subsidiaries taken as a whole.

         SECTION 4.2. AUTHORIZATION. Each of Viewlocity and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Viewlocity and Merger Sub and the performance by Viewlocity and Merger Sub of their respective obligations hereunder and the consummation of the Merger and the other transactions provided for herein have been duly and validly authorized by all necessary corporate action on the part of each of Viewlocity and Merger Sub. This Agreement has been duly executed and delivered by each of Viewlocity and Merger Sub and constitutes the valid and binding agreement of Viewlocity and Merger Sub, enforceable against each of Viewlocity and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

         SECTION 4.3. ABSENCE OF RESTRICTIONS AND CONFLICTS. The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement, and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under,
(i) any term or provision of the Certificate of Incorporation or Bylaws of either Viewlocity or Merger Sub, (ii) any contract material to the business and operations of either Viewlocity or Merger Sub, (iii) any judgment, decree or order of any court or governmental authority or agency to which Viewlocity is a party or by which Viewlocity or Merger Sub or any of their properties is bound, or (iv) any statute, law, regulation or rule applicable to Viewlocity or Merger Sub, so as to have, in the case of subsections (ii) through (iv) above, a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Viewlocity and its subsidiaries taken as a whole. Except for filing and recordation of the Certificate of Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any government agency or public or regulatory unit, agency, body or authority with respect to Viewlocity or Merger Sub is required in connection with the execution, delivery or performance of this Agreement by Viewlocity or Merger Sub or the consummation of the transactions contemplated by this Agreement by Viewlocity or Merger Sub, the failure to obtain which would have a material adverse effect upon the assets, liabilities, results of operations, financial condition, business or prospects of Viewlocity and its subsidiaries taken as a whole.

         SECTION 4.4. CAPITALIZATION OF VIEWLOCITY. The authorized capital of the Company, immediately prior to the Closing, will consist of (i) 40,000,000 shares of preferred stock, $0.01 par value (the "Preferred Stock"), of which 10,000,000 shares have been designated as Series A

Convertible Preferred Stock, (the "Series A Preferred Stock"), 7,005,495 shares have been designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock"), 2,000 shares have been designated as Series C Convertible Preferred Stock ("Series C Preferred Stock"), and 13,270,408 shares have been designated as Series D Convertible Preferred Stock, and (ii) 75,000,000 shares of common stock, $0.01 par value (the "Common Stock"). As of the date hereof, before giving effect to the transactions contemplated by this Agreement, (i) there are issued and outstanding (a) 34,062,058 shares of Common Stock, 4,545,378 of which are held by Viewlocity for purposes of grants of restricted stock to and exercise of incentive stock options by Key Persons (as such term is defined in the Stock Purchase and Escrow Agreement dated March 12, 1999 by and between Frontec AB and the Company (formerly known as Arctic, Inc.)); (b) 10,000,000 shares of Series A Convertible Preferred Stock (c) Purchase Warrants for the purchase of 7,005,495 shares of Series B Preferred Stock ("Series B Purchase Warrants") (d) 2,000 shares of Series C Preferred Stock, (e) 9,801,020 shares of Series D Convertible Preferred Stock, and (f) warrants to purchase an aggregate of 595,750 shares of Common Stock, and (ii) there are reserved for issuance (a) 10,000,000 shares of Common Stock to be issued upon conversion of the Series A Preferred Stock, (b) 7,005,495 shares of Series B Convertible Preferred Stock to be issued upon exercise of the Series B Purchase Warrants,
(c) 7,005,495 shares of Common Stock to be issued upon conversion of the Series B Preferred Stock, (d) a sufficient number of shares of Common Stock to be issued upon conversion of the Series C Preferred Stock, and (e) 13,270,408 shares of Common Stock to be issued upon conversion of the Series D Preferred Stock.

         SECTION 4.5. BROKERS, FINDERS AND INVESTMENT BANKERS. Neither Viewlocity, Merger Sub, nor any of their officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated herein.

         SECTION 4.6. VIEWLOCITY FINANCIAL STATEMENTS; CHANGES. Viewlocity has delivered to Nexstep and each of the Shareholders copies of Viewlocity's audited financial statements as of and for the fiscal years ended December 31, 1998 and December 31, 1997, and unaudited financial statements for the nine (9) months ended September 30, 1999 (the "Viewlocity Financial Statements"). Except as set forth in the Viewlocity Disclosure Schedule, the Viewlocity Financial Statements, which were prepared in accordance with generally accepted accounting principles consistently applied throughout the period indicated, are true, correct and complete and fairly present the financial position of Viewlocity at the dates thereof and the results of operations of Viewlocity for the periods covered thereby. Since September 30, 1999 and except as set forth in the Viewlocity Disclosure Schedule, (i) there has not been any materially adverse change in the assets, liabilities, business, operations, financial condition or operating results of Viewlocity from that reflected in the Financial Statements;
(ii) neither the business, condition, operations or prospects of Viewlocity nor any of the properties or assets of Viewlocity have been materially adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii) Viewlocity has not entered into any material transaction other than in the ordinary course of business, made any dividend or distribution on its capital stock, or redeemed or repurchased any of its capital stock.

         SECTION 4.7. LEGAL PROCEEDINGS. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Viewlocity, threatened against, relating to or involving Viewlocity (or any of its officers or directors) before any court, arbitrator or administrative or governmental body, which, if finally determined adversely, are reasonably likely, individually or in the aggregate, to have a material adverse effect on the assets, liabilities, results of operations, financial condition, business or prospects of Viewlocity.

          SECTION 4.8. TRANSACTIONS WITH AFFILIATES. Except as set forth in the Viewlocity Disclosure Schedule, there are no loans, leases, royalty agreements or other continuing transactions between the Company and (a) any officer, employee or director of the Company, or (b) any Person owning 5% or more of any class of capital stock of Viewlocity, or (c) any member of the immediate family of such officer, employee, director or stockholder, or (d) any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder. For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or government or any agency or political subdivision thereof.

         SECTION 4.9. DISCLOSURE. Subject to the qualifications set forth herein with respect to the Private Placement Memorandum (hereinafter defined), no representation, warranty or covenant made by Viewlocity in this Agreement, the Viewlocity Disclosure Schedule or any Exhibit hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The Private Placement Memorandum dated November 1999 and attached as EXHIBIT 4.9 hereto (the "Private Placement Memorandum"), does not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. The financial projections contained in the Private Placement Memorandum ("Financial Projections") are based on Viewlocity's experience in the industry and on assumptions of fact and opinion as to future events which Viewlocity, at the date of delivery of the Private Placement Memorandum, believed to be reasonable, but which Viewlocity cannot and does not assure or guarantee the attainment of in any manner. Other than the Financial Projections and as otherwise set forth in this Agreement and the Viewlocity Disclosure Schedule, the statements made by Viewlocity in the Private Placement Memorandum were true as of the date of the Private Placement Memorandum and the Company has no present reason to believe that there exists any event, fact or condition which would materially alter the accuracy or truth of any statement made by Viewlocity in the Private Placement Memorandum.

                                   ARTICLE 5.

                                  OTHER MATTERS

         SECTION 5.1. EMPLOYMENT AGREEMENTS. At the closing of the transactions contemplated by this Agreement (the "CLOSING"), employment agreements substantially in the form attached hereto as EXHIBIT 5.1 (the "EXECUTIVE EMPLOYMENT AGREEMENT") shall be executed and delivered by each Shareholder and by Michael Sherman.

         SECTION 5.2. STOCKHOLDER NON-COMPETITION AGREEMENTS. At the Closing, non-competition agreements substantially in the form attached hereto as EXHIBIT
5.2 (the "STOCKHOLDER NON-COMPETITION AGREEMENT") shall be executed and delivered by the Shareholders.

         SECTION 5.3. NON-DISCLOSURE AND NON-SOLICITATION AGREEMENTS. At the Closing, non-disclosure and non-solicitation agreements substantially in the form attached hereto as EXHIBIT 5.3 (the "RESTRICTIVE COVENANTS AGREEMENT") shall be executed and delivered by the Shareholders and the Retained Employees (as defined in Section 5.4).

         SECTION 5.4. TERMINATION OF NEXSTEP EMPLOYMENT AGREEMENTS. At the Closing, Viewlocity shall contribute an aggregate of $588,800 in cash to Merger Sub to be paid to the Retained Employees at Closing in connection with the termination, satisfaction and full release of (i) all employment agreements to which Nexstep is a party, and (ii) all agreements, promises, offers or other undertakings by Nexstep or any of its officers, directors or representatives to provide such Retained Employees options or other rights to purchase capital stock of Nexstep.

         SECTION 5.5. OPTION PLAN PARTICIPATION. As soon as practicable subsequent to the Closing, the board of directors of Viewlocity (the "Board") or other administrator under Viewlocity's stock option plans shall ratify a list mutually agreed to by the Stockholders and Viewlocity of the employees (excluding the Stockholders) of Nexstep ("Retained Employees") who shall be granted options to acquire in the aggregate 598,000 shares of Viewlocity Stock ("Employee Options"), all of such Employee Options to be issued under Viewlocity's current stock option plan. Upon ratification by the Board (or such other administrator), such options shall be exercisable over not longer than a ten (10) year period, shall have an exercise price not to exceed $0.74, and shall vest fifty percent (50%) effective as of the Closing Date and fifty percent (50%) in equal portions over the twenty-seven (27) month period following the Closing Date.

         SECTION 5.6. POST-CLOSING COVENANTS.

                  5.6.1. PREPARATION AND FILING OF TAX RETURNS. Viewlocity shall prepare or cause to be prepared and file or cause to be filed all tax returns for Nexstep for all periods ending on or prior to the day before the Closing Date, other than Nexstep's federal corporate income tax returns for periods ending on or prior to the day before the Closing Date. Shareholders shall prepare or cause to be prepared and shall file or cause to be filed all of federal corporate income tax returns required to be filed by Nexstep for periods ending on or prior to the day before the

Closing Date. Shareholders shall permit Viewlocity to review and comment on each such tax return described in the preceding sentence prior to filing.

                  5.6.2. ACCESS TO BOOKS AND RECORDS. Viewlocity and the Shareholders recognize that each of them will need access, from time to time, after the Closing Date, to certain accounting and tax records and information concerning Nexstep held by the Viewlocity and/or the Surviving Corporation to the extent the records and information pertain to events occurring on or prior to the Closing Date; therefore, Viewlocity agrees to cause the Surviving Corporation to (a) use its best efforts to properly retain and maintain those records for a period of six (6) years from the date the tax returns for the year in which the Closing occurs are filed or until the expiration of the statute of limitations that applies to the tax return in question (i.e., including tax returns for years preceding the year in which the Closing occurs and taking into account any extensions of the statute of limitations of which Viewlocity and/or the Surviving Corporation has been notified), whichever is later, (b) allow the Shareholders and their agents and representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of those records that the other party may deem necessary or appropriate from time to time, those activities to be conducted during normal business hours and at the other party's expense, and (c) to give the Shareholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Shareholders so request, the Surviving Corporation shall allow the Shareholders to take possession of such books and records.

                  5.6.3. COVENANTS WITH RESPECT TO TAX-FREE REORGANIZATION. Following the Effective Time, Viewlocity and the Surviving Corporation covenant, to the extent necessary to preserve the treatment of the transaction as a tax-free reorganization under Code Section 368(a), that:

                  (a) The Surviving Corporation will hold at least ninety (90) percent of the fair market value of the net assets and at least seventy (70) percent of the fair market value of the gross assets held by Nexstep immediately prior to the transaction. For purposes of this covenant, Nexstep assets used to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Nexstep immediately preceding the transaction, will be included as assets of Nexstep held immediately prior to the transaction.

                  (b) Neither Viewlocity, through redemption or otherwise, nor any party related to Viewlocity within the meaning of Treasury Regulation
Section 1.368-1(e)(3), will reacquire any of Viewlocity's stock issued in the transaction.

                  (c) Following the transaction, the Surviving Corporation will not issue additional shares of its stock that would result in Viewlocity losing control of the Surviving Corporation within the meaning of Code Section 368(c)(1).

                  (d) Viewlocity will not liquidate the Surviving Corporation; merge the Surviving Corporation with or into another corporation; sell or otherwise dispose of the stock of the Surviving Corporation except transfer of stock to corporations controlled by Viewlocity; or cause the Surviving Corporation to sell or otherwise dispose of any of the assets of Nexstep acquired in the transaction, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation.

                  (e) Following the transaction, the Surviving Corporation will continue the historic business of Nexstep or use a significant portion of Nexstep's business assets in a business in a manner that satisfies the continuity of business enterprise requirements set forth in Treasury Regulation
Section 1.368-1(d).



                                   ARTICLE 6.

                                     CLOSING

         SECTION 6.1. CLOSING DATE. The Closing shall take place at the offices of Morris, Manning & Martin, L.L.P., 3343 Peachtree Road, N.E., 1600 Atlanta Financial Center, Atlanta, Georgia 30326, at 10:00 a.m., local time, on February 2, 2000, or at such other time or place or on such other date as the parties hereto may agree to in writing (the "CLOSING DATE"). The Closing shall be effective as of 12:01 a.m., local time, on the Closing Date.

         SECTION 6.2. DELIVERIES BY THE SHAREHOLDERS. At the Closing, the Shareholders shall deliver the following:

               (i) The Certificates representing the Nexstep Stock to Viewlocity, duly endorsed for transfer to Viewlocity with signatures notarized;

              (ii) A certificate executed by each Shareholder to the effect that each Shareholder's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date.

             (iii)  Executed counterparts of EXHIBIT 2.3;

              (iv)  Executed counterparts of EXHIBIT 5.1;

               (v)  Executed counterparts of EXHIBIT 5.2.

         SECTION 6.3. DELIVERIES BY VIEWLOCITY AND THE SURVIVING CORPORATION. At the Closing, Viewlocity and/or Merger Sub (as applicable) shall deliver the following:

               (i)  The Cash Consideration in immediately available funds;

               (ii) Certificates representing the Closing Shares to the Shareholders and certificates representing the Escrowed Shares to the Escrow Agent, pursuant to Section 2.3;

               (iii)  Executed counterparts to EXHIBIT 2.3

               (iv)  Executed counterparts of EXHIBIT 5.1;

               (v) An executed Certificate of Merger to the Secretary of State of the State of Delaware;

               (vi) Certificates executed by duly authorized officers of Viewlocity and Merger Sub, respectively, to the effect that Viewlocity's and Merger Sub's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date;

         SECTION 6.4. OTHER DELIVERIES. At the Closing, the following additional deliveries shall be made:

               (i) Nexstep shall execute and deliver a counterpart of the Certificate of Merger to the Secretary of State of the State of Delaware;

               (ii) Retained Employees shall execute and deliver executed counterparts of EXHIBIT 5.3 to Viewlocity and the Surviving Corporation;

               (iii) A certificate executed by a duly authorized officer of Nexstep to the effect that Nexstep's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date shall be executed and delivered to Viewlocity and Merger Sub;

               (iv) Nexstep shall deliver to Viewlocity (a) a certificate, dated as of the Closing hereunder, signed by the Secretary of Nexstep and in form and substance satisfactory to Viewlocity, that shall certify (i) the names of its officers authorized to sign this Agreement, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Nexstep or any of its officers, together with true signatures of such officers; (ii) that the copy of the Certificate of Incorporation, as amended (including all amendments thereto) attached thereto is true, correct and complete; (iii) that the copy of the Bylaws attached thereto is true, correct and complete; (iv) that the copy of Board of Directors' resolutions attached thereto evidencing the approval of this Agreement and the other matters contemplated hereby were duly adopted and are in full force and effect; and (v) that the copy of stockholders' resolutions attached thereto evidencing approval of the transactions contemplated hereby were duly adopted and are in full force and effect; and (b) a copy of the Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware.


               (v) Counsel to Nexstep and the Shareholders shall deliver to Viewlocity an opinion letter substantially in the form attached hereto as
EXHIBIT 6.4(v), addressed to Viewlocity, dated the date of Closing hereunder.

              (vi) All employees of Nexstep shall deliver Agreements
Terminating Employment Agreement in the form attached hereto as EXHIBIT 6.4(vi);

              (vii) Michael Sherman shall deliver an executed counterpart to
EXHIBIT 5.1;

              (viii) An executed stock power (with signature notarized) from each Shareholder's spouse (as applicable) conveying to Viewlocity any and all right, title and interest in and to the Nexstep Stock; and

              (ix) Nexstep and the Shareholders shall deliver to Viewlocity such other documents and agreements as Viewlocity or its counsel may reasonably request, including but not limited to (i) assignments and/or terminations of any Material Agreements to which Nexstep is a party or under which Nexstep may have continuing obligations, and (ii) a UCC-3 duly executed and filed by Riviera Finance of Texas, Inc. ("Riviera") terminating and releasing any and all rights and claims to the assets of Nexstep.

                                   ARTICLE 7.

                                 INDEMNIFICATION

         SECTION 7.1. Definitions. For the purposes of this Article 7:

              (i) "VIEWLOCITY INDEMNITEES" shall mean Viewlocity, the
Surviving Corporation, and their respective agents, representatives, employees, officers, directors, shareholders, controlling persons and affiliates (other than the Shareholders).

              (ii) "VIEWLOCITY INDEMNITORS" shall mean Viewlocity and the Surviving Corporation, jointly and severally.

              (iii) "VIEWLOCITY INDEMNITORS REPRESENTATIVE" shall mean
Viewlocity.

              (iv) "INDEMNIFICATION CLAIM" shall mean a claim for indemnification hereunder.

              (v) "INDEMNITEE" or "INDEMNITEES" shall mean one or more, as the case may be, of the Viewlocity Indemnitees and the Nexstep Indemnitee, as the context requires.

              (vi) "INDEMNITOR" or "INDEMNITORS" shall mean one or more, as the case may be, of the Viewlocity Indemnitors and the Nexstep Indemnitor, as the context requires.

              (vii) "LOSSES" shall mean any and all demands, claims, actions or causes of action, assessments, losses, damages (including special and consequential damages), liabilities, costs and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys' and other professional fees and expenses.

              (viii) "NEXSTEP INDEMNITEES" shall mean the Shareholders.

              (ix) "NEXSTEP INDEMNITORS" shall mean the Shareholders.

              (x) "THIRD PARTY CLAIM" shall mean any claim, suit or proceeding (including a binding arbitration or an audit by any taxing authority) that is instituted against an Indemnitee by a person or entity other than an Indemnitor and which, if prosecuted successfully, would result in a Loss for which such Indemnitee is entitled to indemnification hereunder.

         SECTION 7.2. AGREEMENT OF NEXSTEP INDEMNITOR TO INDEMNIFY. Subject to the terms and conditions of this Article 7, the Nexstep Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless the Viewlocity Indemnitees, and each of them, from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, a Viewlocity Indemnitee and resulting from, based upon or arising out of:

              (i) the inaccuracy or untruth of any representation or warranty of Nexstep or the Nexstep Indemnitors contained in or made pursuant to this Agreement or the Nexstep Disclosure Schedule or in or made pursuant to any exhibit furnished by Nexstep or the Nexstep Indemnitors in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; or

              (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of Nexstep or the Nexstep Indemnitors made in this Agreement, or any other agreement executed and delivered pursuant to this Agreement, regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; PROVIDED, HOWEVER, that any obligation or liability of the Nexstep Indemnitors to indemnify the Viewlocity Indemnitees which arises solely under this Section 7.2(ii) shall be several and not joint.

         SECTION 7.3. AGREEMENT OF VIEWLOCITY INDEMNITORS TO INDEMNIFY. Subject to the terms and conditions of this Article 7, the Viewlocity Indemnitors, jointly and severally, agree to indemnify, defend and hold harmless the Nexstep Indemnitees from, against, for and in respect of any and all Losses asserted against, or paid, suffered or incurred by, the Nexstep Indemnitees and resulting from, based upon, arising out of or in connection with:

              (i) the inaccuracy or untruth of any representation or warranty of any Viewlocity Indemnitor, contained in or made pursuant to this Agreement or the Viewlocity Disclosure Schedule or in or made pursuant to any exhibit furnished by the Viewlocity Indemnitors, or either of them, in connection herewith regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional; or

              (ii) a breach of or failure to perform any covenant, undertaking, condition or agreement of the Viewlocity Indemnitors, or either of them, made in this Agreement or any other agreement executed and delivered pursuant to this Agreement regardless of whether the same was deliberate, reckless, negligent, innocent or unintentional.

         SECTION 7.4. PROCEDURES FOR INDEMNIFICATION. The obligations and liabilities of the parties with respect to an Indemnification Claim shall be subject to the following terms and conditions:

                  (i) An Indemnification Claim shall be made by a Viewlocity Indemnitee by delivery of a written notice to the Nexstep Indemnitors requesting indemnification from the Nexstep Indemnitors and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

                  (ii) An Indemnification Claim shall be made by the Nexstep Indemnitees by delivery of a written notice to the Viewlocity Indemnitors Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as such Indemnitee shall have concerning such Third Party Claim.

                  (iii) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.5 hereof shall also be observed by the Indemnitee and the Indemnitor or Viewlocity Indemnitors Representative, as applicable.

                  (iv) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor or Viewlocity Indemnitors Representative, as applicable, shall have thirty (30) days after receipt by the Indemnitor or the Viewlocity Indemnitors Representative of written notice of the Indemnification Claim to object to such Indemnification Claim by delivery of a written notice of such objection to such Indemnitee specifying in reasonable detail the basis for such objection (a "Counter Notice"). Failure to object timely shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor or Viewlocity Indemnitors Representative on behalf of all the subject Indemnitor(s), and the Indemnification Claim shall be paid in accordance with subsection (v) hereof. In the case of an Indemnification Claim with respect to which a Counter Notice is timely delivered, the Indemnitor and the Viewlocity Indemnitors Representative shall use good faith efforts such dispute amicably over a fifteen (15) day period following receipt of the Counter Notice. If the dispute cannot be amicably resolved during such fifteen (15) day period, then either party may initiate arbitration of such dispute, which arbitration shall be handled in accordance with Section 7.12 below.

                  (v) Upon determination of the amount of an Indemnification Claim, whether by agreement between the Indemnitor or Viewlocity Indemnitors Representative, as applicable, and the Indemnitee, or as determined by an arbitrator pursuant to Section 7.12 hereof, the Indemnitor(s) shall pay the amount of such Indemnification Claim within ten (10) days of the date such amount is determined.

         SECTION 7.5. THIRD PARTY CLAIMS. The obligations and liabilities of the parties hereunder with respect to a Third Party Claim shall be subject to the following terms and conditions:

                  (i) The Indemnitee shall give the applicable Indemnitor or Viewlocity Indemnitors Representative written notice of a Third Party Claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor or Viewlocity Indemnitors Representative, as applicable, on behalf of the Indemnitor(s), may undertake the defense, compromise and settlement thereof by representatives of its own choosing reasonably acceptable to the Indemnitee. The failure of the Indemnitee to notify the Indemnitor or Viewlocity Indemnitors Representative, as applicable, of such claim shall not relieve the Indemnitor(s) of any liability that they may have with respect to such claim except to the extent the Indemnitor(s) demonstrates that the defense of such claim is prejudiced by such failure. The assumption of the defense, compromise and settlement of any such Third Party Claim by the Indemnitor or Viewlocity Indemnitors Representative, as applicable, shall be an acknowledgment of the obligation of the Indemnitor(s) to indemnify the Indemnitee with respect to such claim hereunder. If the Indemnitee desires to participate in, but not control, any such defense, compromise and settlement, it may do so at its sole cost and expense. If, however, the Indemnitor or Viewlocity Indemnitors Representative, as applicable, fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been given to such Indemnitor or Viewlocity Indemnitors Representative by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such claim with counsel of its own choosing. In the circumstances described in the immediately preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.4, which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

                  (ii) If, in the reasonable opinion of the Indemnitee, any Third Party Claim or the litigation or resolution thereof involves an issue or matter which could have a material adverse effect on the business, operations, assets, properties, financial condition or prospects of the Indemnitee (including the administration of the tax returns and responsibilities under tax laws applicable to the Indemnitee), the Indemnitee shall, subject to paragraph
(iii) below, have the right to control the defense, compromise and settlement of such Third Party Claim undertaken by the Indemnitor or Viewlocity Indemnitors Representative, as applicable, and the reasonable costs and expenses of the Indemnitee in connection therewith shall be included as part of the indemnification obligations of the Indemnitor(s) hereunder. If the Indemnitee shall elect to exercise such right, the Indemnitor or Viewlocity Indemnitors Representative, as applicable, shall have the right to participate in, but not control, the defense, compromise and settlement of such Third Party Claim at its sole cost and expense.

                  (iii) No settlement of a Third Party Claim involving the asserted liability of the Indemnitor(s) under this Article 7 shall be made without the prior written consent by or on behalf of the Indemnitor or Viewlocity Indemnitors Representative, as applicable, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $2,500 or less where the Indemnitor or Viewlocity Indemnitors Representative, as, applicable, has not responded within five (5) business days of notice of a proposed settlement. If the Indemnitor or the Viewlocity Indemnitors Representative assumes the defense of such a Third Party Claim, (A) no compromise or settlement thereof may be effected by the Indemnitor or Viewlocity Indemnitors Representative without the Indemnitee's consent unless
(i) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claim that may be made against the Indemnitee, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor(s), and (iii) the compromise or settlement includes, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release, in form and substance satisfactory to the Indemnitee, from all liability in respect of such Third Party Claim, and (B) the Indemnitee shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                  (iv) In connection with the defense, compromise or settlement of any Third Party Claim, the parties to this Agreement shall execute such powers of attorney as may reasonably be necessary or appropriate to permit participation of counsel selected by any party hereto and, as may reasonably be related to any such claim or action, shall provide access to the counsel, accountants and other representatives of each party during normal business hours to all properties, personnel, books, tax records, contracts, commitments and all other business records of such other party and will furnish to such other party copies of all such documents as may reasonably be requested (certified, if requested).

         SECTION 7.6. OTHER RIGHTS AND REMEDIES NOT AFFECTED; EXCEPTION. The rights of the Indemnitees under this Article 7 are independent of and in addition to such rights and remedies as the Indemnitees may have at law or in equity or otherwise for any misrepresentation, breach of warranty or the failure to fulfill any agreement or covenant hereunder on the part of any Indemnitor, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby; PROVIDED, HOWEVER, that in any event, recovery from an Indemnitor shall be subject to the limitations set forth in Sections 7.8 and 7.9.

         SECTION 7.7. SURVIVAL. Subject to Section 7.8 hereof, all representations, warranties and agreements contained in this Agreement or in any certificate, schedule or exhibit attached to this Agreement, in each case as supplemented or amended by the respective Indemnitors' Disclosure Schedule, shall survive the Closing notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty (but, with respect to the representations and warranties, only as of the date of the Closing).

         SECTION 7.8. TIME LIMITATIONS.

                  7.8.1. The Nexstep Indemnitors shall have no liability under
Section 7.2, unless on or before the second anniversary of the Closing Date the Nexstep Indemnitor is given notice asserting an Indemnification Claim with respect thereto; PROVIDED, HOWEVER, that an Indemnification Claim based upon a breach of the representations and warranties of the Nexstep Indemnitors contained in (i) Sections 3.1, 3.2, 3.3, 3.4 and 3.15.1 may be made at any time except as limited by law, (ii) Section 3.11 may be made at any time prior to the expiration of the applicable statute of limitations relative to the liability relating thereto, and (iii) Article 3A may be made at any time prior to the third anniversary of the Closing Date.

                  7.8.2. The Viewlocity Indemnitors shall have no liability under Section 7.3, unless on or before the second anniversary of the Closing Date the Viewlocity Indemnitors are given notice asserting an Indemnification claim with respect thereto; PROVIDED, HOWEVER, that an Indemnification Claim based upon a breach of the representations and warranties of the Viewlocity Indemnitors contained in Sections 4.1, 4.2, 4.3 and 4.4 or a breach of the covenants set forth in Sections 2.5 and 5.6 may be made at any time except as limited by law.

         SECTION 7.9. LIMITATIONS AS TO AMOUNT PAYABLE BY THE NEXSTEP INDEMNITORS. The Nexstep Indemnitors shall have no liability with respect to the matters described in Section 7.2 until the total of all Losses with respect thereto exceeds $50,000.00, in which event the Nexstep Indemnitors shall be obligated to indemnify the Viewlocity Indemnitees for any amounts in excess of $50,000, subject to the terms and conditions of this Article 7, including, but not limited to, the limitation of liability set forth in this Section 7.9; PROVIDED, HOWEVER, that the obligation of the Nexstep Indemnitors to indemnify and hold harmless the Viewlocity Indemnitees shall be limited to the Merger Consideration actually received; PROVIDED FURTHER, that the limitations set forth in this Section 7.9 shall not apply to Losses related to (i) any taxes owed by Nexstep or the Shareholders for any period of time prior to the Closing Date; (ii) any intentional misrepresentation or intentional breach of warranty of the Nexstep Indemnitors or (iii) any intentional failure to perform or comply with any covenant or agreement of the Nexstep Indemnitors under this Agreement or any other agreement entered into in connection herewith, and the Nexstep Indemnitors shall be liable for all Losses with respect to those exceptions set forth in items (i), (ii) and (iii) of this Section 7.9; PROVIDED FURTHER, HOWEVER, that if a Nexstep Indemnitor intentionally fails to perform such a covenant or agreement, only the breaching Nexstep Indemnitor shall be liable for any resulting indemnifiable Losses.

         SECTION 7.10. LIMITATIONS AS TO AMOUNT PAYABLE BY VIEWLOCITY INDEMNITORS. The Viewlocity Indemnitors shall have no liability with respect to the matters described in Section 7.3 until the total of all Losses with respect thereto exceeds $50,000.00, in which event the Viewlocity Indemnitors shall be obligated to indemnify the Nexstep Indemnitees for any amounts in excess of $50,000, subject to the terms and conditions of this Article 7; PROVIDED, HOWEVER, the obligation of the Viewlocity Indemnitors to indemnify and hold harmless the

Nexstep Indemnitees shall be limited, in the aggregate, to an amount equal to the value at the Effective Time of the Merger Consideration; PROVIDED, FURTHER, that the limitations set forth in this Section 7.10 shall not apply to Losses related to any intentional misrepresentation or breach of warranty of the Viewlocity Indemnitors or any intentional failure to perform or comply with any covenant or agreement of the Viewlocity Indemnitors, and the Viewlocity Indemnitors shall be liable for all Losses with respect thereto.

         SECTION 7.11. PAYMENT. In the event that the Indemnitor(s) are required to make any payment under this Article 7, the Indemnitor(s) shall promptly pay the Indemnitee the amount so determined.

         SECTION 7.12. BINDING ARBITRATION/ATTORNEY FEES. Except as otherwise provided in this Agreement, disputes arising under this Article 7 shall be submitted to and settled by arbitration. Arbitration shall be by one (1) arbitrator selected in accordance with the rules of the American Arbitration Association ("AAA"). The hearing before the arbitrator shall be held in Atlanta, Georgia and shall be conducted in accordance with the rules of the AAA existing at the date thereof to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted to the arbitrator under this Article 7. All costs and expense incurred in connection with any such arbitration proceeding and those incurred in any civil action to enforce the same shall be borne by the party against which the decision is rendered.

                                   ARTICLE 8.

                            MISCELLANEOUS PROVISIONS

         SECTION 8.1. NOTICES. All notices and other communications under this Agreement shall be in writing and may be given by any of the following methods:
(i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or (iv) overnight delivery service requiring acknowledgment of receipt. Any such notice or communication shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

         To Viewlocity, Merger Sub or the Surviving Corporation:

                                    Viewlocity, Inc.
                                    400 Perimeter Center Terrace
                                    Suite 320
                                    Atlanta, Georgia 30346
                                    Telecopy No.:  (770) 512-8902
                                    Attn: Stan F. Stoudenmire
         with a copy to:
                                    Morris, Manning & Martin, L.L.P.
                                    3343 Peachtree Road, N.E.
                                    1600 Atlanta Financial Center
                                    Atlanta, Georgia  30326
                                    Telecopy No.: (404) 365-9532
                                    Attn:  John C. Yates, Esq.

         To the Shareholders:
                                    Mr. L. Michael Handley
                                    8812 Pocono Drive
                                    Plano, Texas 75025
                                    (972) 390-1071

                                    Mr. Mohamed Y. Amer
                                    28322 Nicholas Circle
                                    Saugus, California 91350
                                    (661) 297-8581

         with a copy to:
                                    Davis Wright Tremaine, LLP
                                    1501 Fourth Avenue, Suite 2600
                                    Seattle, Washington  98101
                                    Telecopy No. (206) 628-7699
                                    Attn:  Eric A. DeJong, Esq.


         All such notices and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address as evidenced by an acknowledged receipt, or (iii) in the case of a facsimile transmission, upon transmission thereof by the sender and confirmation of receipt.

         SECTION 8.2. DISCLOSURE SCHEDULE AND EXHIBITS. The Nexstep Disclosure Schedule and the Viewlocity Disclosure Schedule and all Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

         SECTION 8.3. ASSIGNMENT; SUCCESSORS IN INTEREST. No assignment or transfer by Viewlocity, Merger Sub, Nexstep or Shareholders of their respective rights and obligations hereunder shall be made except with the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns, and any reference to a party hereto shall also be a reference to a permitted successor or assign.

         SECTION 8.4. CAPTIONS. The titles, captions and table of contents contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         SECTION 8.5. CONTROLLING LAW; JURISDICTION; INTEGRATION; AMENDMENT. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Georgia without reference to its choice of law rules. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto, this Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto.

         SECTION 8.6. CONSENT TO JURISDICTION. Each party hereto agrees to the exclusive jurisdiction of any court of competent jurisdiction within a fifty
(50) mile radius of the United States District Court for the Northern District of Georgia, Atlanta Division, with respect to any claim or cause of action, whether in law or equity, including specific performance, arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process may be made by certified or registered mail, postage pre-paid and return receipt requested, to the address of the parties set forth in Section 8.1 hereof. Each party hereto waives any objection based on forum nonconveniens and waives any objection to venue of any action instituted hereunder. Each party hereto waives trial by jury in any action brought hereunder. Each party hereto agrees that a final judgment in any such action shall be conclusive and may be enforced in any other jurisdiction by suit on a judgment or in any other manner provided by law. Nothing in this
Section 8.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by law. To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby waives (to the fullest extent permitted by applicable law) such immunity in respect of its obligations hereunder.

         SECTION 8.7. KNOWLEDGE. As used in this Agreement, the terms "THE KNOWLEDGE OF NEXSTEP," "THE KNOWLEDGE OF THE SHAREHOLDER," "KNOWN TO NEXSTEP," "KNOWN TO THE SHAREHOLDER" or words of similar import used herein with respect to Nexstep or the Shareholder shall mean the actual knowledge of each of the officers of Nexstep (in the case of Nexstep) and the actual knowledge of each Shareholder (in the case of the Shareholders), in each case, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

         SECTION 8.8. SEVERABILITY. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

         SECTION 8.9. WAIVER. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors in the case of Viewlocity, Merger Sub and Nexstep, may, to the extent legally permitted: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations or warranties of any other party contained in this Agreement or in any document or certificate delivered pursuant hereto; (iii) waive compliance or performance by any other party with any of the covenants, agreements or obligations of such party contained herein; and (iv) waive the satisfaction of any condition that is precedent to the performance by the party so waiving of any of its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by one party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.

         SECTION 8.10. FEES AND EXPENSES. Each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

         SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         [SIGNATURE PAGE FOR THE AGREEMENT AND PLAN OF MERGER]

         IN WITNESS WHEREOF, the Shareholders have duly executed and delivered this Agreement, and Viewlocity, Merger Sub and Nexstep each have caused this Agreement to be duly executed under seal and delivered on its behalf by an officer or representative thereto duly authorized, all as of the date first above written.





                                      VIEWLOCITY, INC.



                                       By: /s/ Gregory Cronin
                                           -----------------------
                                       Its: President -- CEO
                                           -----------------------
                                                  [CORPORATE SEAL]



                                        NXSTP ACQUISITION CORP.



                                        By: /s/ Stan F. Stoudenmire
                                           ---------------------------
                                        Its: President
                                           ---------------------------
                                                   [CORPORATE SEAL]



                                        NEXSTEP INC.



                                        By: /s/ L. Michael Handley
                                           ---------------------------
                                        Its: Chairman
                                           ---------------------------
                                                   [CORPORATE SEAL]

                                         SHAREHOLDERS:



                                         /s/ L. Michael Handley  (SEAL)
                                         -----------------------
                                         L. Michael Handley



                                         /s/ Mohamed Y. Amer (SEAL)
                                         -----------------------
                                         Mohamed Y. Amer